Prospectus Supplement No. 6	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated August 12, 2021)	Registration No. 333-257994

Stem, Inc.

Up to 4,683,349 Shares of Common Stock

This prospectus supplement no. 6 is being filed to update and supplement information contained in the prospectus dated August 12, 2021 (the “Prospectus”) related to the offer and sale from time to time by the selling securityholders named in the Prospectus of up to 4,683,349 shares of our common stock, par value $0.0001 per share (“Common Stock”) originally issued in a private placement pursuant to the Exchange (as defined in the Prospectus). This prospectus supplement is incorporated by reference into the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and any prior amendments or supplements thereto and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body have approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 17, 2021.

Selling Securityholders

The following information is provided as of November 30, 2021 to update the Selling Securityholders table in the Prospectus to reflect the transfers by Star Peak Sponsor LLC and NewEra Capital Holdings LLC of an aggregate of 1,115,683 shares of our Common Stock previously held by such entities by virtue of a pro rata distribution to the members of such entities as is reflected in the Selling Securityholder table set forth below.

The table below sets forth, for each Selling Securityholder, the name, the number of shares of Common Stock beneficially owned, the maximum number of shares of Common Stock that may be offered pursuant to this Prospectus and the number of shares of Common Stock that would be beneficially owned after the sale of the maximum number of shares of Common Stock. Where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supersedes and replaces the information regarding such Selling Securityholder in the Prospectus.

Unless set forth below, to our knowledge, none of the Selling Securityholders are employees or suppliers of ours or our affiliates. Within the past three years, other than any relationships described below, none of the Selling Securityholders has held a position as an officer or director of ours, nor has any Selling Securityholder had any material relationship of any kind with us or any of our affiliates, except that certain Selling Securityholders acquired shares of our Common Stock pursuant to the transactions described above. All information with respect to share ownership has been furnished by the Selling Securityholders, unless otherwise noted. The shares being offered are being registered to permit public secondary trading of such shares and each Selling Securityholder may offer all or part of the shares it owns for resale from time to time pursuant to the Prospectus. In addition, other than the relationships described below, none of the Selling Securityholders has any family relationships with our officers, directors or controlling stockholders.

The term “Selling Securityholders” also includes any transferees, pledgees, donees, or other successors in interest to the Selling Securityholders named in the table below. Unless otherwise indicated, to our knowledge, each person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the shares of Common Stock set forth opposite such person’s name. We will file additional prospectus supplements to the Prospectus (or post-effective amendments thereto, if necessary) to name successors to any named Selling Securityholders who are able to use the Prospectus to resell the Common Stock registered thereby.

Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
Sponsor Investors
1811 Pesikoff Family Trust(1)	14,000	4,021	9,979	*
Alec Litowitz (2)	2,186,035	299,347	1,886,686	1.3%
BSCH Master I Sub (MAG) L.P. (3)	198,504	198,504	0	0
Charles Park Shaper (4)	30,153	30,153	0	0
Craig Philip Rohr (5)	117,581	7,539	110,042	*
D. Michael Dean (6)	68,780	3,769	65,011	*
Dain DeGroff (7)	14,574	14,574	85,005	*
David Wilansky (8)	60,720	11,732	48,988	*
Duane G. Kelley (9)	15,204	2,412	12,792	*
Eric J Scheyer (10)	246,051	39,040	207,011	*
James Thomas McCartt (11)	15,204	2,412	12,792	*
Joshua Taylor (12)	1,306	1,306	0	0
Mag Alpha 2 LLC (13)	58,005	58,005	0	0
Mag Beta LLC (14)	78,991	78,991	0	0
Mag Gamma LLC (15)	12,679	12,679	0	0
Michael Wilds (16)	50,263	3,769	46,494	*
Ross Laser (17)	149,678	149,678	0	0
Scott M. Bilyeu Revocable Trust (18)	2,412	2,412	0	0
Tyler David Peterson (19)	4,021	4,021	0	0
Tyson E. Taylor (20)	34,556	3,769	30,787	*
Zachary Paul Kaufman (21)	2,412	2,412	0	0
Directors and Officers
Adam E. Daley (22)	790,276	23,916	766,360	*
Michael C. Morgan (23)	1,646,118	161,222	1,484,896	*

*	Less than one percent

(1) – David L. Pesikoff is the trustee of the 1811 Pesikoff Family Trust and has voting and dispositive control over the securities held by it. The address of the 1811 Pesikoff Family Trust is 1811 North Boulevard, Houston, TX 77098.

(2) – Includes 282,710 shares held by LL Nova Investments, LLC. Alec Litowitz is the Manager of LL Nova Investments, LLC and has voting and dispositive control over the securities held by it. The address of LL Nova Investments, LLC is 1001 Green Bay Road #317, Winnetka, IL 60093. The address of Alec Litowitz is 1001 Green Bay Road #317, Winnetka, IL 60093.

(3) – Reflects securities held directly by BSCH Master I Sub (MAG) L.P. (the “BSCH Fund”). BSCH Master II L.P. is the general partner of BSCH Fund. BSCH B Intermediate L.P. is the general partner of BSCH Master II L.P. Blackstone Strategic Capital Associates B L.L.C. is the general partner of BSCH B Intermediate L.P. Blackstone Holdings II L.P. is the sole member of Blackstone Strategic Capital Associates B L.L.C. Blackstone Strategic Capital Advisors L.L.C. is the investment manager of the BSCH Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Strategic Capital Advisors L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the BSCH Fund directly or indirectly controlled by it or him, but each (other than the BSCH Fund to the extent of its direct holdings) disclaims beneficial ownership of such securities. The address of each of the entities and persons listed is c/o Blackstone Inc., 345 Park Avenue, New York, NY 10154.

(4) – The address of Charles Park Shaper is 5005 Green Tree Road, Houston, TX 77056.

(5) – The address of Craig Philip Rohr is 400 West Huron Street, Apartment 1401, Chicago, IL 60654.

(6) – The address of D. Michael Dean is 339 West Webster Avenue, Unit 4, Chicago, IL 60614.

(7) – Includes 12,061 shares of Common Stock held by the DeGroff/Schneider Revocable Trust. Dain DeGroff is the trustee of the DeGroff/Schneider Revocable Trust and has voting and dispositive control over the securities held by it. The address of Dain DeGroff and the DeGroff/Schneider Revocable Trust is 55 Hamilton Court, Palo Alto, CA 94301.

(8) – The address of David Wilansky is 762 Greenwood Avenue, Glencoe, IL 60022.

(9) – The address of Duane G. Kelley is 1908 Augusta Drive, Unit 16, Houston, TX 77057.

(10) – Includes (i) 20,797 shares held by the Eric J. Scheyer Living Trust and (ii) 18,243 shares held by the Scheyer 2007 Investment Trust. Eric J Scheyer is the co-trustee of the Eric J Scheyer Living Trust and the Scheyer 2007 Investment Trust and has voting and dispositive control over the securities held by each entity. Margaret Scheyer is the co-trustee of the Eric J Scheyer Living Trust and the Scheyer 2007 Investment Trust and has voting and dispositive control over the securities held by it. The address of each of the entities and persons listed is 181 Hawthorn Avenue, Glencoe, IL 60022.

(11) – The address of James Thomas McCartt is 9623 Westland Cove Way, Unit 132, Knoxville, TN 37922.

(12) – The address of Joshua Taylor is 940 Woodlawn Road, Glenview, IL 60025.

(13) – Dave Snyderman is the investment adviser to the controlling entity of Mag Alpha 2 LLC and has voting and dispositive control over the securities held by it. The address of Mag Alpha 2 LLC is c/o G1 Partners, LLC, 300 South Northwest Highway, Suite 209, Park Ridge, IL 60068.

(14) – Dave Snyderman is the investment adviser to the controlling entity of Mag Beta LLC and has voting and dispositive control over the securities held by it. The address of Mag Beta LLC is c/o G1 Partners, LLC, 300 South Northwest Highway, Suite 209, Park Ridge, IL 60068.

(15) – Dave Snyderman is the investment adviser to the controlling entity of Mag Gamma LLC and has voting and dispositive control over the securities held by it. The address of Mag Gamma LLC is c/o G1 Partners, LLC, 300 South Northwest Highway, Suite 209, Park Ridge, IL 60068.

(16) – The address of Michael Wilds is 820 West 63rd Street, Kansas City, MO 64113.

(17) – Includes (i) 32,317 shares held by Bluestar Ventures LLC, (ii) 109,040 shares held by RL Capital Ventures (MCP Holdings), LLC and (iii) 8,319 shares held by Supernova Management LLC (the “Laser LLCs”). Ross Laser is the Manager of the Laser LLCs and has voting and dispositive control over the securities held by them. The address of Ross Laser and the Laser LLCs is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.

(18) – Scott M. Bilyeu is the trustee of the Scott M. Bilyeu Revocable Trust and has voting and dispositive control over the securities held by it. The address of the Scott M. Bilyeu Revocable Trust is 706 Hillcrest Avenue, Pacific Grove, CA 93950.

(19) – The address of Tyler David Peterson is 1670 Broadmoor Drive East, Seattle, WA 98112.

(20) – The address of Tyson E. Taylor is 2212 South Chickasaw Trail, Orlando, FL 32825.

(21) – The address of Zachary Paul Kaufman is 50 El Potrero, Carmel Valley, CA 93924.

(22) – Adam E. Daley is a member of the board of directors of the Company. Includes 442,776 shares held in the Daley Revocable Trust, U/T/A 2/7/19 and 246,251 shares held in the Daley Investment Trust, U/T/A 2/7/19 (the “Daley Trusts”). Adam E. Daley and Morgan B. Daley are co-trustees of the Daley Trusts and have voting and dispositive control over the securities held by them. The address of Adam E. Daley and the Daley Trusts is 10923 Wickwild Street, Houston, TX 77024.

(23) – Michael C. Morgan is a member of the board of directors of the Company. Includes (i) 10,051 shares held by the Coastal Hacienda Revocable Trust, and (ii) 151,171 shares held by Portcullis Investments, LP. Michael C. Morgan is a co-trustee of the Coastal Hacienda Revocable Trust and has voting and dispositive control over the securities held by it. The address of the Coastal Hacienda Revocable Trust is P.O. Box 1013, Pebble Beach, CA 93953. Michael C. Morgan is the Manager of the General Partner and President of each of Porticullis Partners, LP and Portcullis Investments, LP and has voting and dispositive control over the securities held by each of them. The address of each entity listed in this footnote is 11 Greenway Plaza, Suite 2000, Houston, TX 77046. The address of Portcullis Investments, LP is 2001 Kirby Drive, Suite 800, Houston, TX 77019.